REINSTATEMENT OF AND FIRST AMENDMENT TO
PURCHASE AND SALE AGREEMENT

THIS REINSTATEMENT OF AND FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “First Amendment”) is made as of June 12, 2007, by and between NORTH SPRING PARK, LLC, a Utah limited liability company (“Seller”), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Purchaser”).

RECITALS:

A. Seller and Purchaser executed a Purchase and Sale Agreement dated February 21, 2007 (the “Contract”), pursuant to the terms and conditions of which the Seller agreed to convey and Purchaser agreed to purchase certain real estate situated in Spring, Harris County, Texas, as more particularly described therein (the “Property”).

B. The Seller’s name was erroneously stated in the Contract.

C. Seller and Purchaser have agreed to make certain amendments, modifications and ratifications to the Contract as expressly set forth in this First Amendment and to reinstate the Contract.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth in this First Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1. Capitalized Terms. All capitalized terms used but not otherwise defined in this First Amendment shall have the meanings ascribed to them in the Contract.

2. Amendments to Contract. The Contract is amended as follows:

(a) Section 1. Identification of Parties is amended to read in its entirety as follows:

1. IDENTIFICATION OF PARTIES

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of February 21, 2007, between NORTH SPRING PARK, LLC, a Utah limited liability company (“Seller”), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Purchaser”).

(b) SmartMoves® Contract Number S0200803 dated October 16, 2002, between Southwestern Bell Telephone, L.P. and PNI Venture, Ltd., as evidenced by Memorandum of Contract dated October 16, 2002 recorded January 27, 2003 under Harris County Clerk’s File No. W384397, is a Non-Cancellable Contract, as defined in Section 5(e) of the Contract, and is to be listed on Exhibit F attached to the Contract.

(c) Section 8(a) of the Contract is amended to provide that the Title Policy shall include a T-19.1 endorsement insuring against violation of Declaration of Covenants, Conditions and Restrictions (“CCRs”) recorded under Harris County Clerk’s File No. U759544 and V558715. Seller agrees to provide the Title Company with a certificate regarding same. Purchaser shall pay any premium associated therewith. In addition, Seller shall use commercially reasonable efforts to obtain an estoppel certificate from Northwood Pines Homeowner’s Association in recordable form which confirms that the Property is in compliance with the CCRs. However, there shall be no liability or consequence if Seller is unable to obtain same.

3. Purchase Price. The Purchase Price is hereby increased to Sixteen Million, Six Hundred Thousand Dollars ($16,600,000.00).

4. Due Diligence Period. Purchaser and Seller acknowledge that the Due Diligence Period has expired and the Initial Deposit is non-refundable to Purchaser, except in the event of a default by Seller, the failure of a Purchaser’s condition precedent, or a casualty or condemnation that permits the Purchaser or Seller to terminate the Contract.

5. Closing; Section 19(r). Section 13 is amended to provide that the Closing shall occur as provided in Section 19(r). Section 19(r) is hereby amended to read as follows:

(r) This Agreement is executed concurrently with Purchase and Sale Agreements (the “Other Agreements”) between Purchaser and San Marin Corpus Christi, Ltd., FS Towne Crossing, Ltd. and El Dorado Apartments, LLC, with respect to the San Marin Apartments, the Towne Crossing Apartments (“Towne Crossing”) and the Villas at El Dorado Apartments, respectively. The Closing Date hereunder shall be ten (10) business days after the closing of Towne Crossing. Seller’s obligations under this Agreement are conditioned upon the closing of Towne Crossing. If the closing under the Other Agreement as to San Towne Crossing (the “Towne Crossing Agreement”) does not occur for reasons other than solely due to the default of the seller thereunder (the “Towne Crossing Seller”), Seller shall have the right, but not the obligation, to terminate this Agreement. If under the Towne Crossing Agreement the Towne Crossing Seller is entitled to receive the Deposit (as such term is defined in the Towne Crossing Agreement), then Seller shall be entitled to receive the Deposit hereunder, and if under the Towne Crossing Agreement the Purchaser is entitled to receive the Deposit (as such term is defined in the Towne Crossing Agreement), then Purchaser shall be entitled to receive the Deposit hereunder. Notwithstanding the foregoing, Purchaser shall have the right to close hereunder prior to closing under the Towne Crossing Agreement so long as Purchaser at Closing hereunder deposits under the Towne Crossing Agreement additional earnest money in the amount of One Million Dollars ($1,000,000.00), which additional earnest money shall be immediately released to the Towne Crossing Seller, which additional earnest money shall be part of the Deposit (as defined in the Towne Crossing Agreement). Seller and Purchaser shall cause the parties to the Towne Crossing Agreement to enter into an amendment thereto reflecting the terms of the preceding sentence.

6. Conflicts. In the event of any conflict between the terms of this First Amendment and the Contract, the terms of this First Amendment shall prevail.

7. Headings. The heading or captions of the paragraphs in this First Amendment are for convenience only and do not limit or expand the construction and intent of the contents of the respective paragraph.

8. Binding Effect. This First Amendment is binding upon and inures to the benefit of the parties and their respective successors and assigns, but this reference to assigns is not a consent to assignment by Purchaser.

9. Counterparts; Facsimile Signatures. This First Amendment may be executed in two or more counterparts, each of which is deemed an original and all of which together constitute one and the same instrument. Facsimile or electronic signatures are binding on the party providing them.

10. Ratification. The Contract as reinstated and as amended and modified by this First Amendment is ratified and confirmed by the parties and remains in full force and effect.

IN WITNESS WHEREOF, Seller and Purchaser have executed this First Amendment as of the date first above written.

[Signatures on following page]

Signature Page of Seller to Reinstatement of and
First Amendment to Agreement of Purchase and Sale

SELLER:

NORTH SPRING PARK, LLC, a Utah limited liability company

By:	/s/ Evan K. Jacobson

Printed Name: Evan K. Jacobson

Title:

Signature Page of Purchaser to Reinstatement of and
First Amendment to Agreement of Purchase and Sale

PURCHASER:

TRIPLE NET PROPERTIES, LLC,
a Virginia limited liability company

By: /s/ Richard Hutton
Printed Name: Richard Hutton
Title: Executive Vice President

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